      As filed with the Securities and Exchange Commission
                        on June 24, 1996.

                                          Registration No. 33-
______________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                     ______________________
                            FORM S-8

                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                      _____________________

                   GREENPOINT FINANCIAL CORP.
     (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                     06-1379001
(State or Other Jurisdiction of                  (I.R.S. Employer
Incorporation or Organization)                Identification No.)

                        41-60 Main Street
                    Flushing, New York 11355
            (Address of Principal Executive Offices)

               GreenPoint Bank 401(k) Savings Plan
                    (Full Title of the Plan)
                       __________________

                     Howard C. Bluver, Esq.
      Senior Vice President, General Counsel and Secretary
                   GREENPOINT FINANCIAL CORP.
                        41-60 Main Street
                    Flushing, New York 11355
                         (718) 670-7655
(Name, Address and Telephone Number, Including Area Code, of
Agent for Service)

                            Copy to:
                      Bruce D. Senzel, Esq.
                     One Battery Park Plaza
                         Seward & Kissel
                    New York, New York 10004
                         (212) 574-1200

                 CALCULATION OF REGISTRATION FEE
______________________________________________________________

                                        Proposed Maximum    Proposed Maximum
Title of Securities       Amount to      Offering Price         Aggregate          Amount of
 to be Registered       be Registered     Per Share(2)      Offering Price(2)  Registration Fee

Common Stock, par
value $.01 per share     1,000,000          $28.6875         $28,687,500           $9,892.55
                         shares(1)

Interests in the Plan        (3)               N/A                 N/A                N/A

1.   Plus such indeterminate number of shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rules 416(a) and (b) under the
     Securities Act of 1933, as amended (the "Securities Act").

2.   Pursuant to Rule 457(h) under the Securities Act, the proposed maximum aggregate offering price and the amount of registration fee are based on the maximum number of the Registrant's shares issuable under the Plan, and the proposed maximum offering price per share is estimated on the basis of the average of the high and low sales prices of the Registrant's shares as reported for New York Stock
     Exchange composite transactions on June 20, 1996.

3.   Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered pursuant to the Plan.

______________________________________________________________

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS1

Item 1.  Plan Information.

Item 2.  Registration Information and Employee Plan Annual
         Information.

_________________________________________________________________

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

         The following documents filed by GREENPOINT FINANCIAL
CORP. (the "Corporation" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference herein:

         (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the Registrant's
Annual Report to Shareholders for the fiscal year ended
December 31, 1995;

         (b) The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

         (c)  The Corporation's Report on Form 8-K dated May 13,
1996;

         (d)  The Corporation's Report on Form 8-K dated
March 12, 1996

         (e)  The Corporation's Report on Form 8-K/A dated
March 12, 1996; and

         (f)  The "Description of Registrant's Securities to be
Registered" contained in the Corporation's Registration Statement on Form 8-A dated September 27, 1993 filed under the Securities
Exchange Act of 1934, as amended (the "Exchange Act").

         In addition, all documents subsequently filed by each of the Corporation and the GreenPoint Bank 401(k) Savings Plan (the "Plan") pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be
_________________________

1. This information is not required to be included in, and is not incorporated by reference in, this Registration
    Statement.

deemed to be incorporated by reference in this Registration
Statement and to be part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

         Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Howard C. Bluver, who is giving an opinion regarding the validity of the securities being registered hereby, is Senior Vice President, General Counsel and Secretary of the Corporation. As of the date of this Registration Statement, the fair market value of securities of the Registrant, including options, beneficially owned by Mr. Bluver exceeds $50,000 and, accordingly, such interest is deemed to represent a substantial interest in the Registrant.

Item 6.  Indemnification of Directors and Officers.

         The Certificate of Incorporation of the Corporation (the
"Certificate") includes provisions for the indemnification of directors and officers. Sections A, B, D and E of Article TENTH of the Certificate provide as follows:

    A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

    B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

    D. The rights to indemnification and to the advancement of expense conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the

         Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested
         Directors or otherwise.

    E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or Subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         Sections 145(a) to (g) of the Delaware General
Corporation Law provide as follows:

    (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

    (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         The Registrant maintains an insurance policy insuring the directors and officers of the Corporation against certain acts and omissions while acting in their official capacities.

Item 7.  Exemption From Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         The Registrant hereby undertakes to submit the Plan to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify the Plan.

Exhibit Number     Description

      4            GreenPoint Bank 401(k) Savings Plan

      5            Opinion of Howard C. Bluver, Esq. Senior Vice
                   President, General Counsel and Secretary of the Registrant

    24.1           Consent of Howard C. Bluver, Esq. Senior Vice
                   President, General Counsel and Secretary of the Registrant (included in Exhibit 5)

    24.2           Consent of KPMG Peat Marwick LLP

     25 Powers of Attorney (included in the signature pages to this Registration Statement)

Item 9.  Undertakings.

    (a) The undersigned Registrant and the Plan hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i)  To include any prospectus required by section
              10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and
         (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant or the Plan pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, GREENPOINT FINANCIAL CORP. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Flushing, New York, on the 24th day of June, 1996.

                             GREENPOINT FINANCIAL CORP.


                             By:/s/Thomas S. Johnson
                                ________________________
                                  Thomas S. Johnson
                                  Chairman of the Board,
                                  President and Chief
                                  Executive Officer


         Each person whose individual signature appears below hereby makes, constitutes and appoints Thomas S. Johnson to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, including any and all post-effective amendments.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

        Name                 Title                    Date

/s/ Thomas S. Johnson        Chairman of the      June 24, 1996
_________________________    Board, President
    Thomas S. Johnson        and Chief Executive
                             Officer

/s/ Charles P. Richardson    Executive Vice       June 24, 1996
_________________________    President and Chief
    Charles P. Richardson    Financial Officer
                             (Principal Financial
                             Officer)

/s/ Mary Beth Farrell        Vice President       June 24, 1996
_________________________    and Comptroller
    Mary Beth Farrell

/s/ Innis O'Rourke, Jr.      Director             June 24, 1996
_________________________
Innis O'Rourke, Jr.

/s/ Bernard S. Berman        Director             June 24, 1996
_________________________
    Bernard S. Berman


/s/ Wilfred O. Uhl           Director             June 24, 1996
_________________________
    Wilfred O. Uhl


/s/ Robert M. McLane         Director             June 24, 1996
_________________________
    Robert M. McLane


/s/ Dan F. Huebner           Director             June 24, 1996
_________________________
    Dan F. Huebner


/s/ Robert P. Quinn          Director             June 24, 1996
_________________________
    Robert P. Quinn


/s/ Robert F. Vizza          Director             June 24, 1996
_________________________
    Robert F. Vizza


/s/ William M. Jackson       Director             June 24, 1996
_________________________
    William M. Jackson


/s/ Jules Zimmerman          Director             June 24, 1996
_________________________
    Jules Zimmerman


/s/ Charles B. McQuade       Director             June 24, 1996
_________________________
    Charles B. McQuade

/s/ Alvin N. Puryear         Director             June 24, 1996
_________________________
    Alvin N. Puryear


/s/ Edward C. Bessey         Director             June 24, 1996
_________________________
    Edward C. Bessey


/s/ Susan J. Kropf           Director             June 24, 1996
_________________________
    Susan J. Kropf


/s/ Edward C. Schmults       Director             June 24, 1996
_________________________
    Edward C. Schmults

         Pursuant to the requirements of the Securities Act of 1933, GREENPOINT BANK, the Administrator of the Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Flushing, New York, on the 24th day of June, 1996


                                  GREENPOINT BANK


                                  By: /s/ Thomas S. Johnson
                                      _____________________
                                          Thomas S. Johnson

                          EXHIBIT INDEX
                         ______________

Exhibit
Number       Description
_______      ___________

    4        GreenPoint Bank 401(k) Savings Plan

    5        Opinion of Howard C. Bluver, Esq.,
             Senior Vice President, General Counsel
             and Secretary of the Registrant

  24.1       Consent of Howard C. Bluver, Esq.,
             Senior Vice President, General Counsel
             and Secretary of the Registrant
             (included in Exhibit 5)

  24.2       Consent of KPMG Peat Marwick LLP

   25        Powers of Attorney (included in the
             signature pages to this Registration
             Statement)






























                               14
00995003.AD8